Exhibit 5.1

March 28, 2014

Summit Materials, LLC

Summit Materials Finance Corp.

1550 Wynkoop Street, 3rd Floor

Denver, Colorado 80202

Ladies and Gentlemen:

We have acted as counsel to Summit Materials, LLC, a Delaware limited liability company (the “Company”), and Summit Materials Finance Corp., a Delaware corporation (together with the Company, the “Issuers”), and to the subsidiaries of the Company listed on Schedule I (the “Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Issuers and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Issuers of up to $260,000,000 aggregate principal amount of 10.5% Senior Notes due 2020 (the “Exchange Securities”) and the issuance by the Guarantors of guarantees (the “Exchange Guarantees”) with respect to the Exchange Securities. The Exchange Securities and the Exchange Guarantees will be issued under an indenture, dated as of January 30, 2012 (as amended by the first supplemental indenture, dated as of March 13, 2012, the second supplemental indenture, dated as of January 17, 2014, and the third supplemental indenture dated as of February 21, 2014, the “Indenture”), among the Issuers, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”). The Exchange Securities and the Exchange Guarantees will be offered by the Issuers in exchange for their outstanding 10.5% Senior Notes due 2020 that were issued on January 17, 2014.

We have examined the Registration Statement and the Indenture (including the form of Exchange Security and Exchange Guarantee set forth therein), which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Issuers and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture pursuant to the exchange offer described in the Registration Statement, the Exchange Securities will constitute valid and legally binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms.

2. When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture pursuant to the exchange offer described in the Registration Statement and (b) the Exchange Guarantees have been duly issued, the Exchange Guarantees will constitute valid and legally binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by (i) the respective laws of the States of Colorado and Utah, we have relied upon the opinion of Holland & Hart LLP, (ii) the respective laws of the States of Kansas and Missouri, we have relied upon the opinion of Kutak Rock LLP, (iii) the law of the State of Kentucky, we have relied upon the opinion of Stites & Harbison PLLC and (iv) the law of the State of Texas, we have relied upon the opinion of Winstead PC, each dated the date hereof and our opinions are subject to the qualifications, assumptions, limitations and exceptions set forth therein.

We do not express any opinion herein concerning any law other than the law of the State of New York, the Delaware General Corporation Law and the Delaware Limited Liability Company Act and, to the extent set forth herein, the respective laws of the States of Colorado, Kansas, Kentucky, Missouri, Texas and Utah.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

SCHEDULE I

Subsidiary	State of Incorporation or Organization
Elam Construction, Inc.	Colorado
Alcomat, LLC	Delaware
Alleyton Resource Company, LLC	Delaware
Alleyton Services Company, LLC	Delaware
Austin Materials, LLC	Delaware
Continental Cement Company, L.L.C.	Delaware
Kilgore Companies, LLC	Delaware
RK Hall, LLC	Delaware
Summit Materials Corporations I, Inc.	Delaware
Summit Materials Holdings II, LLC	Delaware
Cornejo & Sons, L.L.C.	Kansas
Hamm, Inc.	Kansas
N.R. Hamm Contractor, LLC	Kansas
N.R. Hamm Quarry, LLC	Kansas
Bourbon Limestone Company	Kentucky
Hinkle Contracting Company, LLC	Kentucky
Con-Agg of MO, L.L.C.	Missouri
B&H Contracting, L.P.	Texas
Industrial Asphalt, LLC	Texas
R.K. Hall Construction, Ltd.	Texas
RKH Capital, L.L.C.	Texas
SCS Materials, L.P.	Texas
B&B Resources, Inc.	Utah